Exhibit 99.1

BitMine Immersion Technologies, Inc. signs hosting client and equipment sale in a buy/host agreement. BitMine becomes revenue positive in Q1

Atlanta, Feb. 28th , 2022 (Globe Newswire)-- BitMine Immersion Technologies, Inc. (OTC: SSHI) announces the signing of its first hosting client, in a transaction that involves a sale of equipment and a multiyear hosting agreement. The client has signed an agreement to have 215 ASIC miners hosted by BitMine, with a staged increase in machines come online over the coming weeks. The agreement will result in BitMine sharing in the mining proceeds generated by the customer machines, while providing best-in-class ongoing service to the client. We hope to continue regular machine sales and grow our hosting business through its offering of hosting in immersion cooled facilities.

Jonathan Bates, BitMine Chairman, was quoted as saying- "We are absolutely thrilled to get our business underway and begin earning revenue and serving client needs. We look forward to growing with this client and many others throughout 2022 and beyond."

BitMine expects delivery of its first large batch of immersion cooling equipment in the next several weeks, and fully expects to fill this capacity with client machines. BitMine has the ability to fill up to 50 Megawatts of client ASIC miner capacity in 2022 in immersion cooled equipment, with opportunities to increase that capacity as circumstance warrant. BitMine is also exploring various other joint venture and financing opportunities.

About BitMine Immersion Technologies, Inc.:

BitMine Immersion Technologies, Inc. (OTC: SSHI) plans to construct Bitcoin hosting and mining operations in low cost energy locations using oil cooled immersion technology to provide a superior environment for hosting Bitcoin mining computers. BitMine Immersion Technologies plans to pass through some or all of its fixed costs to hosting clients, while entering into a profit-sharing agreement to receive a percentage of the mined Bitcoins. BitMine Immersion Technologies also plans to mine Bitcoin for its own account.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine Immersion Technologies' control, including those set forth in the Risk Factors section of BitMine Immersion Technologies’ Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2021 and any other SEC filings, as amended or updated from time to time. Copies of BitMine Immersion Technologies’ filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine Immersion Technologies undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates
Chairman
info@bitminetech.io